Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and related notes thereto in Item 1, “Financial Statements” of our Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2009 and the audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2008, each as recast in our Current Report on Form 8-K filed on January 4, 2010. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances including, but not limited to, those identified in “Cautionary Note Regarding Forward-Looking Statements” at the end of this discussion and analysis. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties.

(Dollars are presented in thousands unless otherwise stated)

Business Overview

Broadwind Energy provides technologically advanced high-value products and services to the U.S. wind energy industry. We believe we are the only independent company that offers our breadth of products and services to the market. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings, which we believe is becoming increasingly important in today’s wind market. We are the number one U.S.-based manufacturer of gearing systems for the wind industry and the third largest U.S.-based manufacturer of wind towers, in each case based on total MW shipped in 2008. We also provide technical service and precision repair and engineering and specialized logistics to the wind industry in the United States, a highly-fragmented market in which we hold a significant position. We have long standing relationships with our primary customers, who include several leading participants in the U.S. wind sector.

We believe we are well positioned to capture market opportunities associated with the anticipated turn-around in the wind farm development business in the United States and abroad. In the United States, we believe this turn-around will be driven by: (i) macroeconomic factors, including a broad economic recovery, an increase in overall energy prices and federal and state-level wind development incentives, (ii) broad upgrades to existing transmission infrastructure and increasing proliferation of smart grid technology, and (iii) the maturation of technologies and services within the wind industry, including increased turbine efficiencies, a coordinated global supply chain and improved equipment maintenance and reliability. Given our installed capital base, we believe we will be able to substantially grow revenues prior to investing in additional capital equipment.

In December 2009, we revised our reporting segment presentation into four reportable operating segments: Towers, Gearing, Technical and Engineering Services and Logistics. Accordingly, all current and prior period financial results have been revised to reflect these changes. For additional financial information related to our segments, please refer to Note 14 of our unaudited financial statements for the three and nine months ended September 30, 2009 and September 30, 2008 and Note 21 of our financial statements for the three years ended December 31, 2008 included elsewhere in this prospectus.

Towers

We are the third largest wind tower manufacturer in North America based on MW sold in 2008 in the United States. We specialize in heavier “next generation” wind towers that are larger, more technically advanced towers, designed for 2 MW and larger wind turbines. Since starting commercial production in 2005, we have produced over 500 towers. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin, Texas and South Dakota. Upon completion of our Brandon, South Dakota facility, scheduled in the first quarter of 2010, our three tower production facilities will have a combined annual tower production capacity sufficient to support turbines generating more than 1,500 MW of power. Our principal wind tower customers include Gamesa, Vestas and Nordex. We also manufacture other specialty fabrication and heavy weldments for wind energy and other industrial customers.

Gearing

We are the largest U.S.-based precision gearing system manufacturer for the wind industry in North America based on total Megawatts of the turbines for which gearing systems were shipped in 2008, with plants in Illinois and Pennsylvania. We produce to the highest industry quality standards, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory. These complex production processes allow us to manufacture custom products to meet the stringent tolerances and high quality standards of our wind turbine customers. Our precision gearing manufacturing facilities have a production capacity to support turbines producing more than 4,000 MW of power annually. Our principal customers include General Electric and Clipper Windpower, both of whom have been long-standing customers. We are currently in discussions with large global gear drive original equipment manufacturers with the aim of becoming a gearing system supplier to one or more of these companies.

We also manufacture products for industrial markets including mining and oilfield equipment. Our industrial products include gearing, gear drives and custom weldments. We target niche markets and applications that require the strict tolerances and high quality standards of our processes. These products serve to diversify our customer and product portfolio and balance our plant loadings. For the year ended December 31, 2008 and the nine months ended September 30, 2009, sales to industrial customers represented approximately 37% and 49%, respectively, of our gearing revenues.

Technical and Engineering Services

We are a leading independent service provider of construction support and operations and maintenance services for the wind industry based on number of trained service technicians employed as of December 31, 2008. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

In addition, as part of our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kW class wind turbines and repair both kW and MW blades. A large portion of the approximately 31,100 MW installed base of wind turbines in the United States is now coming out of warranty, creating a growing need for MW gearbox refurbishment. We plan to develop the first independent gearbox refurbishing center and gearbox test stand to perform full-load testing for MW class wind turbine units.

Logistics

We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms. We have a fleet of over 60 specialized heavy haul trailers supporting annual delivery of 500 MW of full turbine components.

Summary of Recent Events

During the first quarter of 2009, we continued to focus our efforts on maintaining adequate liquidity, which included amending certain credit agreements to extend the maturity dates of these agreements and entering into additional financing arrangements to increase cash available for operating activities. We also continued our efforts to improve upon our internal control environment, specifically to correct deficiencies and weaknesses that were previously identified and to improve operational effectiveness throughout the organization.

During the second and third quarters of 2009, we continued to be affected by the global economic downturn, particularly with respect to the economic impact that it continues to have on our customers. As a result, we expect to see a continuing economic slowdown in the wind and other energy related industries for the foreseeable future as wind turbine manufacturers, wind farm operators and service providers have scaled back existing manufacturing orders and have delayed new projects and service arrangements. The majority of our revenues are highly concentrated with a limited number of customers. During the first nine months of 2009, several of our wind tower and gearing customers have expressed their intent to scale back, delay or restructure existing customer agreements. As a result, our operating profits and gross margins have been negatively affected by a decline in production levels and pricing levels, which have created production volume inefficiencies in our operations and cost structures. In response, we have implemented initiatives to mitigate the effects of this decline in production volume through cost cutting measures throughout our operations as well as reducing our capital spending for 2009. Our Towers and Gearing segments continue to be affected by the current economic downturn. Our Technical and Engineering Services and Logistics segments have been less affected as a result of contracts entered into during the current year and the inclusion of full year results for certain recently acquired businesses in our results of operations. Where customers have reduced orders, our revenue is impacted on a lagging basis due to backlog, and weaknesses will continue into 2010. Because of such lag, we expect revenues in the fourth quarter of 2009 to be significantly worse than the fourth quarter of 2008 and at a rate that is a higher year-over-year decrease than experienced during the three month period ended September 30, 2009.

In addition, we continued to be affected by the disruptions in the credit markets due to the current economic downturn. We continue to focus efforts on maintaining adequate liquidity and cash balances for future operating needs, which have included, among others, restructuring existing debt and credit agreements, entering into new debt obligations and through additional sale-leaseback transactions. While we anticipate being able to maintain adequate liquidity, in part, through receipt of proceeds from our previously announced contemplated offering of common stock, there can be no assurance that our cash balances and cash flows will be adequate, and unfavorable changes to our revenues, customer collections or other events that may arise may have an adverse impact on our cash flows and liquidity.

The following is a summary of recent key events for us:

•      In June, we announced that pursuant to a realignment of our management team Lars Moller was named President, Technology and International, and will resign his position as Chief Operating Officer. We also announced that we are eliminating the position of Chief Operating Officer. In addition, Jesse E. Collins, Jr. was named Group President of our Tower Tech, RBA and Badger subsidiaries and Donald C. Naab was named Group President for our Brad Foote and EMS subsidiaries. This management restructuring is part of our plan to establish the framework for pursuing international business opportunities.

•      In April, we announced that Tower Tech obtained construction financing from Great Western Bank in the amount of up to $10,000 (the “GWB Loan”). Proceeds from the GWB Loan will be used to complete construction of Tower Tech’s wind tower manufacturing facility in Brandon, South Dakota.

•      In April, the Company announced that shares of its common stock had been approved for listing on the NASDAQ Global Select Market (“NASDAQ”). Shares of the Company’s common stock, which were previously listed and traded on the OTC Bulletin Board, began trading on NASDAQ on April 9, 2009 under the same “BWEN” ticker symbol.

•      In March, Brad Foote, Tower Tech and RBA amended certain credit and loan agreements. The amendments to these credit and loan agreements established new financial covenants and extended the maturity dates of these agreements. See Note 7 “Debt and Credit Agreements” in the notes to our condensed consolidated financial statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 for further discussion of these matters.

•      In February, federal economic recovery legislation was passed by Congress and signed into law by President Obama. Within this legislation, significant provisions to benefit the renewable energy industry were included, such as: grant programs provided through the Treasury Department to renewable energy developers; the extension of the wind energy production tax credits; a provision allowing wind developers to take an investment tax credit in lieu of the production tax credit; a provision allowing wind developers to collect the investment tax credit as a cash grant; loan guarantee programs provided through the Department of Energy for renewable energy developers and manufacturers; and tax credits for advanced energy manufacturers.

•      In January, Tower Tech completed the construction of its new wind tower manufacturing facility located in Abilene, Texas.

•      We made significant capital expenditures in our existing and newly acquired subsidiaries during the year ended December 31, 2008, in the aggregate amount of $83,720. These capital expenditures primarily consisted of the construction of Tower Tech’s tower manufacturing facility in Abilene, Texas and the partial construction of its tower manufacturing facility in Brandon, South Dakota, as well as the build-out of additional facility capacity and gearing equipment expenditures at our Brad Foote subsidiary. In addition, we invested in new trailer and escort vehicles at our Badger subsidiary and expenditures at our EMS subsidiary related to purchases of equipment and service vehicles, purchase of a previously leased facility, and construction of a new servicing facility.

•      We expanded our offerings to include services to wind turbine manufacturers and wind farm developers and operators through the acquisition of EMS, which was completed in January 2008, and Badger, which was completed in June 2008. The acquisition of EMS enabled us to provide construction, operations and maintenance and component repair services for the wind industry, and the acquisition of Badger enabled us to provide transportation and logistical services for the delivery of wind turbines, towers, blades and other oversized equipment for large industrial applications. These acquisitions support our development of a broad U.S.-based supply chain offering for wind energy development in North America.

Quarterly Financial Information

The following table provides a summary of selected financial results of operations by quarter for the years ended December 31, 2008 and 2007 and the quarters ended March 31, June 30, and September 30, 2009 as follows:

	For the Quarter Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Revenues	$59,507	$52,313	$53,062	$77,639	$63,688	$40,830	$35,164	$21,819	$3,123	$2,643	$2,219
Gross profit	6,582	3,151	4,685	6,287	8,982	10,091	8,010	842	1,284	1,116	697
Operating (loss) income	(4,571)	(10,280)	(7,137)	(12,102)	(6,060)	(1,642)	(1,939)	(4,726)	590	365	236
Net (loss) income	(4,944)	(5,426)	(7,150)	(12,370)	(7,499)	(1,973)	(3,443)	(4,705)	683	479	181
Net (loss) income per share:
Basic and Diluted	$(0.05)	$(0.06)	$(0.07)	$(0.14)	$(0.08)	$(0.02)	$(0.04)	$(0.07)	$0.01	$0.01	$0.00

Results of Operations

Nine Months Ended September 30, 2009, Compared to Nine Months Ended September 30, 2008

The summary of selected financial data table below should be referenced in conjunction with a review of the following discussion of our results of operations for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008.

	Nine Months Ended September 30,
		% of Total		% of Total	2009 vs. 2008
	2009	Revenue	2008	Revenue	$ Change	% Change
Revenues	$164,882	100.0%	$139,682	100.0%	$25,200	18.0%
Cost of sales	150,464	91.2%	112,599	80.6%	37,865	33.6%
Gross profit (loss)	14,418	8.8%	27,083	19.4%	(12,665)	(46.8)%
Operating expenses
Selling, general and administrative expenses	27,688	16.8%	28,475	20.4%	(787)	(2.8)%
Intangible amortization	8,718	5.3%	8,249	5.9%	469	5.7%
Total operating expenses	36,406	22.1%	36,724	26.3%	(318)	(0.9)%
Operating loss	(21,988)	(13.3)%	(9,641)	(6.9)%	(12,347)	128.1%
Other income (expense)
Interest (expense) income, net	(1,831)	(1.1)%	(1,921)	(1.3)%	90	(4.7)%
Other, net	5,910	3.6%	57	0.0%	5,853	10,268.4%
Other income (expense), net	4,079	2.5%	(1,864)	(1.3)%	5,943	(318.8)%
Net loss before (benefit) provision for income taxes	(17,909)	(10.8)%	(11,505)	(8.2)%	(6,404)	55.7%
(Benefit) provision for income taxes	(389)	(0.2)%	1,410	1.0%	(1,799)	127.6%
Net loss	$(17,520)	(10.6)%	$(12,915)	(9.2)%	$(4,605)	35.7%
Adjusted EBITDA(1)	$6,095	3.7%	$7,250	5.2%	$(1,155)	(15.9)%

(1)           For a reconciliation of Adjusted EBITDA to net loss, please refer to “Summary Consolidated Financial Data” above.

Consolidated

Total revenues increased $25,200 or 18%, from $139,682 during the nine months ended September 30, 2008, to $164,882 during the nine months ended September 30, 2009. The increase in revenues was primarily attributable to a 112% increase in wind turbine structural tower revenues and a

20% increase in precision repair and engineering services revenues, which was partially offset by a 28% decline in gearing revenue, primarily for wind customers.

Total cost of sales increased $37,865 from $112,599 during the nine months ended September 30, 2008, to $150,464 during the nine months ended September 30, 2009. The increase in cost of sales was primarily attributable to an increase in production costs associated with the inclusion of certain materials, primarily steel, in the selling price of wind turbine structural towers manufactured, an increase in wind turbine structural tower sections manufactured and higher direct labor costs associated with our precision repair and engineering services. The increase in cost of sales was partially offset by a decline in manufacturing costs of wind turbine gearing systems as a result of a decline in production volumes.

Selling, general and administrative expenses decreased from $28,475 during the nine months ended September 30, 2008, to $27,688 during the nine months ended September 30, 2009. The decrease was primarily attributable to cost reduction initiatives implemented during 2009 to mitigate the effects of a decline in wind energy related revenues. During the nine months ended September 30, 2009, we reduced administrative headcount to offset this decline in production volumes. The cost reduction initiatives were partially offset by higher general and administrative expenses during the first half of this year related to increased professional fees due to the finalization of audits related to prior year acquisitions, severance payments made to a former executive, professional fees related to the filing of our registration statement in August of 2009, and professional fees and due diligence expenses associated with a potential acquisition that we did not complete during 2009.

Intangible amortization expense increased from $8,249 during the nine months ended September 30, 2008, to $8,718 during the nine months ended September 30, 2009. The increase was primarily attributable to an increase in intangible amortization expense related to customer relationships and trade name intangibles resulting from the acquisitions of EMS and Badger, which we acquired during January 2008 and June 2008, respectively.

Total other expense, net, was $1,864 during the nine months ended September 30, 2008, compared to other income, net, of $4,079 during the nine months ended September 30, 2009. The increase was primarily attributable to the recognition of $5,082 in income related to an escrow agreement settlement with the former owners of Brad Foote during the second quarter of 2009.

During the nine months ended September 30, 2008, we reported a provision for income taxes of $1,410 compared to a benefit for income taxes of $389 during the nine months ended September 30, 2009. The decrease in income taxes was primarily attributable to higher net losses during 2009 and a reduction in the income tax valuation allowance for federal income tax reporting purposes as a result of our net operating loss carryforwards, which was partially offset by an increase in the provision for state income taxes during 2009.

Net loss increased from $12,915 during the nine months ended September 30, 2008, to $17,520 during the nine months ended September 30, 2009, primarily as a result of the factors as described above.

Towers Segment

The following table summarizes the Towers segment operating results for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009	2008
Revenues	$76,098	$38,781
Operating income	1,424	3,420
Operating margin	1.9%	8.8%

Towers segment revenues increased $37,317 from $38,781 during the nine months ended September 30, 2008, to $76,098 during the nine months ended September 30, 2009. The increase in revenues was primarily attributable to an increase in materials included in the selling price of wind turbine structural towers manufactured and an increase in production as compared to the prior year. The increase in materials in the selling price of wind turbine structural towers was the result of our procuring of materials, primarily steel, in the manufacture of wind towers. In prior years, certain of our key wind customers purchased and shipped the materials, primarily steel, required for the manufacture of wind turbine structural towers to our facilities. During the second quarter of 2008, certain of these key wind turbine structural tower customers amended their customer agreements to include these materials in the selling price of the towers. The increase in production was primarily attributable to an increase in wind turbine structural tower sections manufactured at our Manitowoc, Wisconsin facility as compared to the prior year and an increase in wind turbine structural tower sections manufactured at our new wind tower facility in Abilene, Texas.

Towers operating income decreased $1,996 from $3,420 during the nine months ended September 30, 2008, to $1,424 during the nine months ended September 30, 2009. The decrease in operating income and operating margin was primarily attributable to production inefficiencies and increased travel and administrative expenses associated with the start-up of our second tower plant in Abilene, Texas. Operating income and operating margin were also impacted by reduced sales of industrial weldments.

Gearing Segment

The following table summarizes the Gearing segment operating results for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009	2008
Revenues	$54,818	$76,550
Operating loss	(11,762)	(1,397)
Operating margin	(21.5)%	(1.8)%

Gearing segment revenues decreased $21,732 from $76,550 during the nine months ended September 30, 2008, to $54,818 during the nine months ended September 30, 2009. The decrease in revenues was primarily attributable to the continued decline in gearing revenues for the wind industry. The manufacture of wind turbine gearings, which typically account for the majority of our gearing revenues, continued to be negatively affected by reduced or delayed production orders from our key wind energy customers. However, revenues related to industrial gearing products continued to remain strong relative to the prior year.

Gearing operating loss increased $10,365 from ($1,397) during the nine months ended September 30, 2008, to ($11,762) during the nine months ended September 30, 2009. The increase was primarily attributable to volume inefficiencies and fixed cost underabsorption related to a decline in wind turbine gearing system revenues. The loss was also impacted by increased depreciation expense associated with capital investments made in 2008 in anticipation of continued strong demand growth and higher legal fees. Gearing operating margin worsened from (1.8)% in 2008 to (21.5)% in 2009, also due to fixed cost underabsorption, higher depreciation expense and increased legal fees incurred in connection with the negotiation of amendments to our credit facility with Bank of America.

Technical and Engineering Services Segment

The following table summarizes the Technical and Engineering Services segment operating results for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009	2008
Revenues	$22,140	$18,504
Operating income (loss)	606	(1,988)
Operating margin	2.7%	(10.7)%

Technical and Engineering Services segment revenues increased $3,636 from $18,504 during the nine months ended September 30, 2008, to $22,140 during the nine months ended September 30, 2009. The increase in revenues was primarily as a result of an increase in technical service and precision repair and engineering contracts completed as compared to the same period during the prior year.

Technical and Engineering Services segment operating income increased $2,594 from ($1,988) during the nine months ended September 30, 2008, to $606 during the nine months ended September 30, 2009. The operating margin improved from (10.7)% in 2008 to 2.7% in 2009. The increases in operating income and the operating margin were primarily attributable to an increase in service contracts completed compared to the prior year. The Technical and Engineering Services segment charged additional pass through expenses to their customers and had higher billable rates on certain contracts which was offset by an increase in intangible amortization expense increased resulting from the acquisition of EMS, which we acquired during January 2008.

Logistics Segment

The following table summarizes the Logistics segment operating results for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009	2008
Revenues	$12,362	$6,701
Operating (loss) income	(1,362)	868
Operating margin	(11.0)%	13.0%

Logistics segment revenues increased $5,661 from $6,701 during the nine months ended September 30, 2008, to $12,362 during the nine months ended September 30, 2009. The increase in revenues was primarily attributable to full year financial results for Badger, which we acquired in June 2008.

Logistics segment operating income decreased $2,230 from $868 during the nine months ended September 30, 2008, to ($1,362) during the nine months ended September 30, 2009. The operating margin decreased similarly, from 13.0% in 2008 to (11.0)% in 2009. These decreases were primarily attributable to higher lease and depreciation expenses associated with an expansion of the heavy haul fleet and increased selling, general and administrative expenses. In addition, intangible amortization expense increased resulting from the acquisition of Badger, which we acquired during June 2008.

Corporate and Other

Corporate and Other operating loss increased $350 from $10,544 during the nine months ended September 30, 2008, to $10,894 during the nine months ended September 30, 2009 due to higher professional fees related to the registration of previously issued shares and other related filing costs.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The summary of selected financial data table below should be referenced in connection with a review of the following discussion of our results of operations for the year ended December 31, 2008 compared to the year ended December 31, 2007.

	For the Year Ended December 31,
		% of Total		% of Total	2008 vs. 2007
	2008	Revenue	2007	Revenue	$ Change	% Change
Revenues	$217,321	100.0%	$29,804	100.0%	$187,517	629.2%
Cost of sales	183,951	84.6%	25,865	86.8%	158,086	611.2%
Gross profit	33,370	15.4%	3,939	13.2%	29,431	747.2%
Operating expenses
Selling, general and administrative expenses	41,545	19.1%	5,724	19.2%	35,821	625.8%
Goodwill impairment	2,409	1.1%	—	0.0%	2,409	100.0%
Intangible amortization	11,159	5.2%	1,750	5.9%	9,409	537.7%
Total operating expenses	55,113	25.4%	7,474	25.1%	47,639	637.4%
Operating loss	(21,743)	(10.0)%	(3,535)	(11.9)%	(18,208)	515.1%
Other income (expense)
Interest income	584	0.3%	400	1.3%	184	46.0%
Interest expense	(2,860)	(1.3)%	(1,239)	(4.1)%	(1,621)	130.8%
Other, net	(204)	(0.1)%	(27)	(0.1)%	(177)	655.6%
Other expense, net	(2,480)	(1.1)%	(866)	(2.9)%	(1,614)	186.4%
Net loss before provision for income taxes	(24,223)	(11.1)%	(4,401)	(14.8)%	(19,822)	450.4%
Provision (benefit) for income taxes	1,062	0.5%	(1,039)	(3.5)%	2,101	202.2%
Net loss	$(25,285)	(11.6)%	$(3,362)	(11.3)%	$(21,923)	652.1%
Adjusted EBITDA(1)	$4,327	2.0%	$103	0.3%	$4,224	4,101.0%

(1)   For a reconciliation of Adjusted EBITDA to net loss, please refer to “Summary Consolidated Financial Data” above.

Consolidated

Total revenues increased $187,517 or 629%, from $29,804 during the year ended December 31, 2007 to $217,321 during the year ended December 31, 2008. The increase in revenues is primarily attributable to the addition of full year operating results at Brad Foote, which we acquired in October 2007, increases in wind structural tower revenues and an increase in revenues due to the acquisitions of EMS and Badger in January 2008 and June 2008, respectively.

Total cost of sales increased $158,086 from $25,865 during the year ended December 31, 2007 compared to cost of sales of $183,951 during the year ended December 31, 2008. The increase in cost of sales is primarily attributable to the inclusion of full year operating results at Brad Foote, in 2008, higher cost of sales from our wind turbine towers related to volume increases and the inclusion of certain materials, primarily steel, in the selling price of wind towers during the second half of 2008 and the inclusion of cost of sales associated with our acquisitions of EMS and Badger in January 2008 and June 2008, respectively.

Selling, general and administrative expenses increased from $5,724 during the year ended December 31, 2007 to $41,545 during the year ended December 31, 2008. Approximately 54% of the increase was due to the addition of full year expenses at Brad Foote, which was acquired in October 2007, plus the addition of selling, general and administrative expenses associated with the acquisitions of EMS and Badger in January 2008 and June 2008, respectively.

During 2008, we recorded a goodwill impairment charge of $2,409 to our Towers segment. During the fourth quarter of 2008, we performed our annual impairment test. Our analysis indicated that the goodwill attributable to our RBA subsidiary was impaired because projected discounted cash flows from RBA’s results of operations did not exceed the carrying value of its net assets.

Intangible amortization increased from $1,750 during the year ended December 31, 2007 to $11,159 during the year ended December 31, 2008. The increase in intangible amortization is primarily attributable to higher amortization expense of customer relationship intangibles as a result of our acquisitions of Brad Foote and EMS.

Other expense, net increased from $866 during the year ended December 31, 2007 to $2,480 during the year ended December 31, 2008. The increase in other expense, net is primarily due to higher interest expense on outstanding debt at Brad Foote and interest expense incurred during the first quarter of 2008 with respect to a related party note payable.

We recorded a provision for income taxes of $1,062 during the year ended December 31, 2008 as compared to a benefit for income taxes of $1,039 during the year ended December 31, 2007. The increase in income tax expense is primarily attributable to higher state income taxes and temporary timing differences related to our indefinite-lived intangibles.

Net loss for the year ended December 31, 2008 was $25,285, an increase of $21,923 compared to a net loss of $3,362 during the year ended December 31, 2007, as a result of the factors as described above.

Towers Segment

The following table summarizes the Towers segment operating results for the twelve months ended December 31, 2008 and 2007:

	Twelve Months Ended December 31,
	2008	2007
Revenues	$72,561	$12,889
Operating income	5,813	1,030
Operating margin	8.0%	8.0%

Towers segment revenues increased $59,672 from $12,889 during the year ended December 31, 2007, to $72,561 during the year ended December 31, 2008. The increase in revenues was primarily attributable to volume increases and the inclusion of materials in the selling price of wind towers during the second half of 2008. The increase attributable to certain materials being included in the selling price of wind turbine structural towers manufactured was due to our procuring of materials, primarily steel, in the manufacture of wind towers. In prior years, several of our key wind customers purchased and shipped the materials, primarily steel, required for the manufacture of wind turbine structural towers to our facilities. During the second quarter of 2008, certain of these key wind turbine structural tower customers have amended their customer agreements to include these materials in the selling price of the towers. The increase in production was primarily attributable to an increase in wind turbine structural tower sections manufactured at our Manitowoc, Wisconsin facility as compared to the prior year.

Towers operating income increased $4,783 from $1,030 during the year ended December 31, 2007, to $5,813 during the year ended December 31, 2008. The increase in operating income was primarily attributable to the increase in revenues which was partially offset by increases in selling, general and administrative expenses, primarily attributable to start-up costs relating to our new wind tower manufacturing facilities being constructed in 2008. The operating margin was unchanged at 8.0%.

Gearing Segment

The following table summarizes the Gearing segment operating results for the twelve months ended December 31, 2008 and 2007:

	Twelve Months Ended December 31,
	2008	2007
Revenues	$104,553	$16,975
Operating loss	(6,614)	(4,579)
Operating margin	(6.3)%	(27.0)%

Gearing segment revenues increased $87,578 from $16,975 during the year ended December 31, 2007, to $104,553 during the year ended December 31, 2008. The increase in revenues was primarily attributable to the inclusion of full year operating results at Brad Foote, which we acquired in October 2007.

Gearing operating loss increased $2,035 from ($4,579) during the year ended December 31, 2007, to ($6,614) during the year ended December 31, 2008. During 2008, Brad Foote ramped up production and increased capital in response to strong wind energy demand. The operating loss increased $2,422 from ($4,579) during the year ended December 31, 2007, which included only the stub portion of the year following the acquisition in October. The loss increased due to higher depreciation associated with capital additions, and increased intangible amortization expense, which more than offset the benefit to gross profit associated with higher sales volumes. The operating margin improved from (27)% in 2007 to (6.7)% in 2008 due to higher gross profit associated with strong wind energy demand.

Technical and Engineering Services Segment

The following table summarizes the Technical and Engineering Services segment operating results for the twelve months ended December 31, 2008 and 2007:

	Twelve Months Ended December 31,
	2008	2007
Revenues	$31,249	N/A
Operating loss	(1,822)	N/A
Operating margin	(5.8)%	N/A

Technical and Engineering Services segment revenues were $31,249 during the year ended December 31, 2008 as a result of the acquisition of EMS, which we acquired during January 2008. The operating loss of ($1,822) included $2,461 of intangible amortization expense resulting from the acquisition of EMS.

Logistics Segment

The following table summarizes the Logistics segment operating results for the twelve months ended December 31, 2008 and 2007:

	Twelve Months Ended December 31,
	2008	2007
Revenues	$10,253	N/A
Operating income	131	N/A
Operating margin	1.2%	N/A

Logistics segment revenues were $10,253 during the year ended December 31, 2008 as the result of the acquisition of Badger, which we acquired during June 2008. Operating income was $131 as a result of our acquisition of Badger in June 2008.

Corporate and Other

Corporate and Other selling, general and administrative expenses increased from $(90) during the year ended December 31, 2007, to $18,327 during the year ended December 31, 2008. The increase in selling, general and administrative expenses was primarily attributable to the establishment of our corporate headquarters during 2008. During 2008, we centralized our corporate functions by staffing additional senior management, professional and administrative positions. In addition, we incurred higher professional fees related to Sarbanes-Oxley compliance initiatives, due diligence and acquisition-related costs related to potential acquisitions that we did not complete during 2008 and expenses associated with being a public reporting company.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The summary of selected financial data table below should be referenced in connection with a review of the following discussion of our results of operations for the year ended December 31, 2007 compared to the year ended December 31, 2006.

	For the Year Ended December 31,
		% of Total		% of Total	2007 vs. 2006
	2007	Revenue	2006	Revenue	$ Change	% Change
Revenues	$29,804	100.0%	$4,023	100.0%	$25,781	640.8%
Cost of sales	25,865	86.8%	4,822	119.9%	21,043	436.4%
Gross profit (loss)	3,939	13.2%	(799)	(19.9)%	4,738	593.0%
Operating expenses
Selling, general and administrative expenses	5,724	19.2%	1,501	37.3%	4,223	281.3%
Intangible amortization	1,750	5.9%	21	0.5%	1,729	8233.3%
Total operating expenses	7,474	25.1%	1,522	37.8%	5,952	391.1%
Operating loss	(3,535)	(11.9)%	(2,321)	(57.7)%	(1,214)	52.3%
Other income (expense)
Interest income	400	1.3%	—	0.0%	400	100.0%
Interest expense	(1,239)	(4.1)%	(411)	(10.2)%	(828)	201.5%
Other, net	(27)	(0.1)%	(3)	(0.1)%	(24)	800.0%
Other expense, net	(866)	(2.9)%	(414)	(10.3)%	(452)	109.2%
Net loss before benefit for income taxes	(4,401)	(14.8)%	(2,735)	(68.0)%	(1,666)	60.9%
Benefit for income taxes	(1,039)	(3.5)%	—	0.0%	(1,039)	100.0%
Net loss	$(3,362)	(11.3)%	$(2,735)	(68.0)%	$(627)	22.9%
Adjusted EBITDA(1)	$103	0.3%	$(1,643)	(40.8)%	$1,746	106.03%

(1)   For a reconciliation of Adjusted EBITDA to net loss, please refer to “Summary Consolidated Financial Data” above.

Consolidated

Revenues increased $25,781, or 641%, from $4,023 during the year ended December 31, 2006 compared to revenues of $29,804 during the year ended December 31, 2007. The increase in revenues is primarily attributable to our acquisition of Brad Foote in October 2007 along with an increase in revenues at Tower Tech resulting from higher production volumes during 2007.

Cost of sales increased $21,043, or 436%, from $4,822 during the year ended December 31, 2006 to $25,865 during the year ended December 31, 2007. The increase in cost of sales is primarily attributable to our acquisition of Brad Foote along with the increase in cost of sales at Tower Tech as a result of higher production volumes during 2007.

Selling, general and administrative expense increased $4,223, or 281%, from $1,501 during the year ended December 31, 2006 to $5,724 during the year ended December 31, 2007, primarily as a result of the inclusion of selling, general and administrative expenses associated with the acquisition of Brad Foote in October 2007, an increase in legal and accounting expenses related to the costs associated with being a public company, and higher payroll and benefits expenses due to the addition of senior management and the hiring of administrative employees during 2007. As a percentage of revenues, selling, general and administrative expense decreased from 37.3% during the year ended December 31, 2006 to 19.2% during the year ended December 31, 2007.

Intangible amortization increased from $21 during the year ended December 31, 2006 to $1,750 during the year ended December 31, 2007, primarily as a result of intangible amortization as a result of our acquisitions of RBA and Brad Foote in October 2007.

The increase in other expense, net is primarily attributable to interest expense due to the increase in notes payable, capital leases and other debt primarily related to the Brad Foote acquisition in 2007.

During the year ended December 31, 2007, we recorded an income tax benefit of $1,039 compared to zero for the year ended December 31, 2006. The income tax benefit was primarily attributable to an increase in federal and state deferred tax assets associated with the acquisition of RBA in October 2007. Our consolidated effective income tax rate was (23.6%) for the year ended December 31, 2007, as compared to 0.0% for the comparable prior-year period.

Net loss for the year ended December 31, 2007 was $3,362, an increase of $627, or 23%, compared to a net loss of $2,735 during the year ended December 31, 2006, as a result of the factors described above.

Towers Segment

The following table summarizes the Towers segment operating results for the twelve months ended December 31, 2007 and 2006:

	Twelve Months Ended December 31,
	2007	2006
Revenues	$12,889	$4,023
Operating income (loss)	1,030	(2,321)
Operating margin	8.0%	(57.7)%

Towers segment revenues increased $8,866 from $4,023 during the year ended December 31, 2006, to $12,889 during the year ended December 31, 2007. The increase in revenues was primarily attributable to volume increases.

Towers operating income increased $3,351 from ($2,321) during the year ended December 31, 2006, to $1,030 during the year ended December 31, 2007. The increase in operating income was primarily attributable to an increase in revenues which was partially offset by increases in segment selling, general and administrative expenses related to increased administrative expenses resulting from a ramp-up of production volumes. The operating margin also improved significantly due to the higher sales volumes, rising from (57.7)% in 2006 to 8.0% in 2007.

Gearing Segment

The following table summarizes the Gearing segment operating results for the twelve months ended December 31, 2007 and 2006:

	Twelve Months Ended December 31,
	2007	2006
Revenues	$16,975	N/A
Operating loss	(4,579)	N/A
Operating margin	(27.0)%	N/A

Gearing segment revenues were $16,975 during the year ended December 31, 2007 as the result of the acquisition of Brad Foote, which we acquired during October 2007. The operating loss of ($4,579)

was primarily attributable to increased selling, general and administrative expenses related to the ramp-up of production volumes and higher intangible amortization expense resulting from the acquisition.

Supplemental Segment Information

The Company had two operating segments in 2007, “Towers” (formerly “Towers and Fabrication”) and “Gearing” (formerly “Gearing Systems”) and one operating segment in 2006, “Towers.”  Accordingly, there was no reportable segments related to “Technical and Engineering Services” and “Logistics” for the years ended December 31, 2007 and 2006.

Summary of Critical Accounting Policies and Estimates

The methods, estimates and judgments that we use in applying our critical accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. We also have other policies that we consider key accounting policies, such as those for revenue recognition, however, these policies typically do not require us to make estimates or judgments that are difficult or subjective.

We have identified the accounting policies and estimates listed below as those that we believe require management’s most subjective and complex judgments in estimating the effect of inherent uncertainties. This section should also be read in conjunction with Note 2 “Summary of Significant Accounting Policies” in Part II, Item 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 and “Summary of Significant Accounting Policies” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which includes a discussion of these and other significant accounting policies.

Revenue Recognition

We recognize revenue for the majority of our products upon the transfer of title and risk of loss, which is generally upon shipment to the customer. Contracts and customer agreements generally specify F.O.B. shipping point terms.

Additionally, we recognize revenue under bill and hold arrangements with certain customers for manufactured wind turbine structural towers. Under the terms of these agreements, we recognize revenue when manufacturing is complete, title and risk of loss transfers to the customer, a fixed delivery schedule is agreed upon and there is reasonable assurance as to collectability. Title and risk of loss transfers to the customer upon obtaining a signed customer acceptance certificate.

Many of our operations process materials, primarily steel, that may be supplied directly by customers or may be purchased by us and sold to customers. No revenue is recognized for customer-supplied material, however revenues for materials we supply are recognized on a gross basis. As a result, our reported sales and margins may be impacted by the mix of customer-supplied material or material supplied by us.

Warranty Liability

We offer warranties ranging from two to seven years to our customers depending upon the specific product and terms of the customer purchase agreement. Customers may submit warranty claims to us and, with respect to certain customer contracts, we have recourse provisions for items that would enable recovery from third parties for amounts paid to customers under warranty provisions. Our reserves for general product warranty costs are based upon a percentage of the product sales revenue and may include a specific reserve based upon certain conditions. During the third quarter of 2009, we were involved in a contract dispute with a customer. We and the customer have reached a tentative resolution on this matter which included, among other things, a $300 specific warranty reserve associated with this matter. As of September 30, 2009 and December 31, 2008, our estimated product warranty liability was $1,477 and $890, respectively, and is recorded within accrued liabilities in our consolidated balance sheets.

The changes in the carrying amount of our total product warranty liability for the nine months ended September 30, 2009 and for the year ended December 31, 2008 were as follows:

	September 30, 2009	December 31, 2008
Beginning Balance	$890	$242
Accruals for warranties issued	681	856
Accruals relating to pre-existing warranties	470	(208)
Settlements made during the period	(564)	—
Ending Balance	$1,477	$890

Inventories

Inventories are stated at the lower of cost or market. Any excess of cost over market value is included in the Company’s inventory allowance. Market value of inventory, and management’s judgment of the need for reserves, encompasses consideration of other business factors including physical condition, inventory holding period, contract terms, and usefulness. Inventories are valued based on an average cost method that approximates the first-in, first-out (FIFO) basis.

Inventories consist of raw materials, work-in-process, and finished goods. Raw materials consist of components and parts for general production use. Work-in-process consists of labor and overhead, processing costs and materials purchased for specific customer orders. Finished goods consist of components manufactured by the Company that will be used to produce final customer products.

Goodwill and Other Long-Lived Assets

Our methodology for allocating the purchase price of acquisitions is based on established valuation techniques that reflect the consideration of a number of factors including third-party appraisals. Goodwill is measured as the excess of the cost of an acquired entity over the fair value assigned to identifiable assets acquired and liabilities assumed. Based on our organizational structure, we have identified four reporting units for which cash flows are determinable and to which goodwill is allocated. The reporting units are our Badger, Brad Foote, EMS, and RBA subsidiaries. Goodwill is assigned to each of these specific reporting units.

We perform our annual goodwill impairment tests as of October 31, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We use a two-step method for determining goodwill impairment. In the first step, we compare the estimated fair value of each reporting unit to its carrying value, including goodwill. If the carrying value of a reporting unit exceeds the estimated fair value, step two is completed to determine the amount of the impairment loss. Step two requires the allocation of the estimated fair value of the reporting unit to the assets, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment amount. In 2008, we recorded a total non-cash charge of approximately $2,409 to reflect impairment of goodwill in the RBA reporting unit.

As part of our annual impairment analysis, we engage a third-party appraisal firm to assist us in our determination of the estimated fair value of each unit. This determination includes estimating the fair value using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows, discount rates, and the allocation of shared or corporate items. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping. In most cases, we will assess both the income and market approaches to derive the concluded fair value of each reporting unit.

The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which we compete; the discount rate; terminal growth rates; and forecasts of revenue, operating income, depreciation and amortization, restructuring charges and capital expenditures. The allocation requires several analyses to determine fair value of assets and liabilities including, among others, trade names, customer relationships, and property, plant and equipment (valued at replacement costs). Although we believe our estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. For our 2008 annual impairment testing, we also compared the sum of the estimated fair values of our reporting units to our total value as implied by the market value of our equity. This comparison indicated that, in total, our assumptions and estimates were reasonable. However, future declines in the overall market value of our equity may indicate that the fair value of one or more reporting units has declined below its carrying value.

One measure of the sensitivity of the amount of goodwill impairment charges to key assumptions is the amount by which each reporting unit “passed” (fair value exceeds the carrying amount) or “failed” (the carrying amount exceeds fair value) the first step of the goodwill impairment test. For the two units that passed step one, fair value exceeded the carrying amount by 136% and 60% of their respective estimated fair values. For the two units that failed step one, the carrying value of one unit exceeded fair value by 7% for step two, therefore there was no impairment, and we recorded a $2,409 write-down in goodwill with respect to the other unit, RBA. In addition, we performed tests of recoverability for our RBA customer relationships which, based on the tests performed, indicated that the undiscounted cash flow exceeded its carrying value of its assets therefore no additional amounts needed to be adjusted. Generally, changes in estimates of expected future cash flows would have a similar effect on the estimated fair value of the reporting unit. That is, a 1% change in estimated future cash flows would decrease the estimated fair value of the reporting unit by approximately 1%. Of the other key assumptions that impact the estimated fair values, most reporting units have the greatest sensitivity to changes in the estimated discount rate. In the 2008 analysis, the discount rate used to present value the projected income and cash flow stream is based on an estimate of each reporting unit’s weighted average cost of capital which ranged from 15.4% to 24.4%.

We evaluate the recoverability of other long-lived assets, including property, plant and equipment and certain identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We perform impairment tests of indefinite-lived intangible assets on an annual basis or more frequently in certain circumstances. Factors considered important which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, termination or renegotiation of a significant contract, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When we determine that the carrying amount of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value.

Income Taxes

We utilize the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities represent the future tax consequences of the difference between the financial statement carrying amounts of the assets and liabilities versus the tax basis of the assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of tax law changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

Income tax provisions for interim periods are based on estimated annual income tax rates, adjusted to reflect the effects of any significant infrequent or unusual items which are required to be discretely recognized within the current interim period.

We have indefinite long-lived intangible assets consisting of goodwill, which are not amortized for financial reporting purposes. However, the expense related to the amortization of these assets is tax deductible, and therefore the assets are amortized for income tax purposes. As a result, deferred income tax expense and deferred income tax liabilities arise as a result of the tax-deductibility of these indefinite long-lived intangible assets. The resulting deferred tax liability, which is anticipated to continue to increase over time, has an indefinite life, resulting in what is referred to as a “naked tax credit.” This deferred tax liability could remain on our balance sheet indefinitely unless there is an impairment of the related assets for financial reporting purposes, or the businesses to which the assets relate are to be disposed of. As tax goodwill which was created as a result of our acquisitions completed during 2007 and 2008 continues to be amortized through 2009, the naked credit for these deferred tax liabilities continues to increase thus increasing the tax provision. We also project a current tax provision for certain state taxes for 2009 for one of our subsidiaries.

We have established a full valuation allowance on the net amount of deferred tax assets (excluding the deferred tax liability for the naked credit), including the deferred tax assets that result from net operating loss and tax credit carryforwards. This valuation allowance was established because, in the opinion of management, it is more likely than not that the deferred tax assets (including those resulting from net operating losses and tax credit carryforwards) will not be realized. In order of importance, the evidence that was considered in determining the valuation allowance was taxable income in carryback years, historical evidence of taxable losses and estimated future taxable losses in early future years, future reversals of taxable temporary differences, and any tax planning strategies that may be implemented to prevent the potential loss of income tax benefits. We will continue to maintain a valuation allowance until the evidence supports the utilization of these deferred tax assets.

With a full valuation allowance on the net amount of deferred tax assets and without naked credits and state taxes, we would have no tax provision. The naked credit essentially creates a discrete tax provision item because it is not affected by book income. We have removed this discrete item from the estimated annual effective tax rate calculated for the tax year for federal and state income tax reporting purposes.

We are projecting an income tax benefit resulting in a consolidated state and federal annual effective tax rate of 0.41%. A major portion of the tax provision was attributable to discrete tax items. The following lists the major items which were considered to be a provision or benefit in the quarter they occur versus when the income or loss is earned: increase of the federal naked credit as goodwill is amortized for income tax purposes only; an increase for the state naked credit; state rate changes due to changes of law and apportionment changes in various states; and a current benefit for the carry-back of a subsidiary’s 2008 federal net operating loss to prior years.

Changes in, among other things, income tax legislation, statutory income tax rates, or future taxable income levels could materially impact our valuation of income tax assets and liabilities and could cause our income tax provision to vary significantly among financial reporting periods.

We recognize a tax position in our financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured against the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement and a reserve representing the difference is established. Although management believes that our estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in our historical financial statements. We adjust such reserves upon changes in circumstances that would cause a change to the estimate of the ultimate liability, upon effective settlement or upon the expiration of the statute of limitations, in the period in which such event occurs. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If our determinations and estimates prove to be inaccurate, the resulting adjustments could be material to our future financial results.

In addition, we operate within multiple taxing jurisdictions and may be subject to audits in those jurisdictions. These audits can involve complex issues and may require an extended period of time for resolution. In management’s opinion, adequate provisions for income taxes have been made.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) implemented the FASB Accounting Standards Codification (the “Codification”) effective July 1, 2009. The Codification will become the source of authoritative GAAP recognized by FASB to be applied to nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.

Following the effective date of the Codification, FASB will not release new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force abstracts, but instead will issue Accounting Standards Updates (“ASU’s”). ASU’s will not be considered authoritative in their own right, but will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes in the Codification. The ASU’s issued by FASB that would be applicable to us are as follows:

In June 2009, FASB issued ASU 2009-01 Topic 105—Generally Accepted Accounting Principles. ASU 2009-01 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this ASU did not have a material impact on our financial position or results of operations.

In June 2009, FASB issued ASU 2009-02 Omnibus Update. ASU 2009-02 provides amendments to various topics for technical corrections to the Codification. The adoption of this ASU did not have a material impact on our financial position or results of operations.

In August 2009, FASB issued ASU 2009-05 Fair Value Measurements and Disclosure (Topic 820). ASU 2009-05 provides amendments for the fair value measurement of liabilities and clarification on fair value measuring techniques. ASU 2009-05 is effective for the first reporting period, including interim periods, beginning after the issuance. The adoption of this ASU did not have a material impact on our financial position or results of operations.

In September 2009, FASB issued ASU 2009-07 Accounting for Various Topics. ASU 2009-07 provides certain technical corrections to certain SEC paragraphs. The adoption of this ASU did not have a material impact on our financial position or results of operations.

In October 2009, FASB issued ASU 2009-13 Revenue Recognition (Topic 605). ASU 2009-05 provides accounting and financial reporting disclosure amendments for multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this ASU is not anticipated to have a material impact on our financial position or results of operations.

Liquidity, Financial Position and Capital Resources

Prior to the current economic downturn and resulting decline in sources of credit in the global markets, we grew aggressively through a series of acquisitions and capital expansions, using a combination of private equity placements and available cash to fund growth. In 2008 alone, $84 million was invested to expand tower production facilities, add gear manufacturing capacity and expand our service fleet, resulting in a near-trebling of our production capacity. In late 2008, when the economic environment changed abruptly, our liquidity was challenged. Capital became scarce, industry growth stalled causing our customers to delay deliveries and payments, covenants on existing bank lines became more limiting and capital obligations became difficult to fund.

As of December 31, 2008, cash and cash equivalents totaled $15,253. In response to the challenging economic situation, we have taken a number of actions to preserve liquidity. We have amended and extended our existing debt agreements and entered into additional financing arrangements. We have limited investments when practical to existing firm commitments, and in some cases renegotiated and rescheduled committed equipment purchases. We have reduced headcount and operating expenses, reducing our workforce by approximately 25% since the beginning of the year. We have managed our working capital carefully, vigorously pursuing customer account balances and renegotiating payment terms with our suppliers. As a result of these actions, our liquidity has been adequate to meet our obligations.

During the nine months ended September 30, 2009, we entered into additional financing arrangements to improve our liquidity and cash balances. In March 2009, Badger entered into two sale-leaseback agreements, which consisted of one capital and one operating lease. As part of these agreements, Badger sold certain equipment to a third party financing company in exchange for $570 in cash and agreed to lease the equipment back from the purchaser for a certain period of time. Proceeds from these financing arrangements were used for working capital and other general corporate operating needs. In April 2009, Tower Tech entered into a sale-leaseback agreement with Varilease Finance, Inc. (“Varilease”) pursuant to which Varilease agreed to provide equipment financing in the amount of up to $3,000 (the “Varilease Financing”). Proceeds from the Varilease Financing are being used for working capital and other general corporate operating needs. In addition, Tower Tech obtained construction financing from Great Western Bank in the amount of up to $10,000 pursuant to a construction loan agreement (the “Construction Loan Agreement”). Proceeds from the Construction Loan will be used to complete construction of Tower Tech’s wind tower manufacturing facility in Brandon, South Dakota. In September 2009, Badger obtained from General Electric Capital Corporation a term loan in the principal amount of approximately $1,000. Proceeds from this loan will be used for working capital and other general corporate operating needs.

As of September 30, 2009, cash and cash equivalents totaled $7,660 and remained relatively unchanged compared to our cash and cash equivalents which totaled $7,834 as of June 30, 2009. In light of the current economic conditions and in particular with respect to the current market conditions for the wind and energy-related markets, we have implemented a number of initiatives to monitor and conserve our liquidity to ensure that we have adequate cash on hand and cash available to meet current and future operating requirements. Among these initiatives, we have continued to focus our efforts on cash management, which has included more stringent controls on capital spending, improvements in our collection of accounts receivable, renegotiating or extending credit terms for firm purchase commitments and trade payables, and entering into new financing or debt arrangements. We have completed a series of reduction in workforce initiatives throughout the organization to better align our resources to the current production demands from our customers. In December of 2009, we will have an extended holiday shutdown at our Brad Foote production facility, and we may consider other such actions at other locations as appropriate to address weak near-term demand for our products. We believe that the completion of these initiatives and the continuous monitoring of our liquidity and financial position will enable us to continue to satisfy the cash requirements for working capital, necessary capital expenditures and debt and lease commitments through at least the next 12 months primarily using available cash balances, cash generated by operations and through additional financing or through the sale of shares pursuant to this offering.

As of September 30, 2009, Brad Foote had $17.8 million of outstanding debt with Bank of America, N.A., its primary lender. Due to Brad Foote’s weak operating performance, principally caused by customer order delays and cancellations in the weak economic environment, the Bank of America debt has been renegotiated and amended on multiple occasions since we acquired Brad Foote. On August 7, 2009, Brad Foote and Bank of America entered into the Third Omnibus Amendment of the Loan Agreement and the documents evidencing the Debt Facilities. Pursuant to this amendment, Bank of America waived Brad Foote’s violation of the financial covenants for the second quarter of 2009 and reset the covenants for the remainder of 2009 and 2010. Bank of America also waived certain administrative breaches related to record keeping, timely delivery of financial information and other matters. The interest rate was increased to Libor (as defined below) plus 5%, with a 7% floor.

Our ability to meet financial debt covenants and make scheduled payments on our debt and other financial obligations will depend on our future financial and operating performance, the completion of our previously announced common stock offering and our ability to negotiate acceptable amendments to our loan agreements. If our previously announced common stock offering is not completed and we are unable to secure capital from other sources, we may be unable to fund the working capital needs of our business, which could impair our ability to grow or to meet our financial obligations, including required debt service payments. If we cannot make scheduled payments on our debt or fail to negotiate acceptable amendments to our loan agreements, we will be in default and, as a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy, liquidation or required to substantially restructure or alter our business operations and debt obligations.

Sources and Uses of Cash

Operating Cash Flows

During the nine months ended September 30, 2008, net cash used in operating activities was $5,812, compared to net cash provided by operating activities of $2,853 during the nine months ended September 30, 2009. The increase in net cash provided by operating activities was primarily attributable to a decrease in our inventory balances and higher collections of accounts receivable, which were partially offset by a decrease in our accounts payable and customer deposits. Changes in our inventories during the nine months ended September 30, 2009 were primarily attributable to inventory turnover at our Manitowoc, Wisconsin and Abilene, Texas wind tower manufacturing facilities related to the scheduled completion of wind tower manufacturing orders and a decrease in gearing inventory due to a decline in gearing sales for the wind related industry. Additionally, the conversion of accounts receivable into cash collections improved our net cash provided by operating activities during the nine months ended September 30, 2009 relative to the nine months ended September 30, 2008. Cash flows from operations increased primarily as a result of higher cash collections on accounts receivable at Tower Tech and EMS. Accounts receivable balances decreased, but were partially offset by a decrease in customer deposits. The increase in net cash provided by operating activities also resulted in higher cash outflows for trade payables.

During the year ended December 31, 2008, net cash flows used in operating activities totaled $2,359, compared to net cash provided by operating activities for the year ended December 31, 2007, which totaled $521. The decrease in net cash provided by operating activities as compared to the prior year was attributable to an increase in administrative expenses and increases in our accounts receivable and inventory balances as we ramped-up production and expanded our facilities and revenues. We also entered into an agreement with a customer in December 2008 to release $9,436 from a restricted cash down-payment on an order. The cash was being held under a letter of credit. The release of these funds provided liquidity for working capital and capital expenditure commitments. The details of this agreement are described further in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

While our agreements with customers call for specified payments terms, the effects of the global economic downturn may result in our customers modifying or attempting to modify their payment terms, which could adversely affect our liquidity position during 2009. As a result, the Company may be exposed to credit risk associated with the write-off of these uncollectible balances in addition to a reduction in liquidity. Although we anticipate that we will be able to satisfy cash requirements for working capital needs, capital expenditures and commitments through at least the end of 2009 primarily with cash generated by our operations and existing cash balances, we will need to restructure our existing debt and credit agreements or seek additional sources of capital to fund capital commitments, business acquisitions and working capital requirements in future years.

Investing Cash Flows

During the nine months ended September 30, 2008, net cash used in investing activities totaled $84,646, compared to $11,710 during the nine months ended September 30, 2009. The decrease in net cash used in investing activities was primarily attributable to a significant reduction in capital expenditures as a result of the completion of a number of capital projects and the fact that no acquisitions were completed by us during the nine months ended September 30, 2009. During the nine months ended September 30, 2008, we completed the acquisitions of EMS and Badger in January and June of 2008, respectively, for approximately $24,955, net of cash received. Capital expenditures were $49,613 during the nine months ended September 30, 2008 primarily as a result of equipment purchases at Brad Foote and construction and equipment expenditures for our new wind tower manufacturing facility in Abilene, Texas. During the nine months ended September 30, 2009, capital expenditures were $9,761 and primarily related to construction and equipment purchases as part of the completion of Tower Tech’s wind tower manufacturing facility in Abilene, Texas. Additionally, changes in restricted cash decreased from $10,436 during the nine months ended September 30, 2008 to $2,003 during the nine months ended September 30, 2009. The decrease in restricted cash was primarily attributable to an agreement entered into by Tower Tech during the third quarter of 2008 whereby Tower Tech conveyed ownership of certain raw materials to a customer in exchange for the release of a down payment of $9,936 that was classified by us as restricted cash. An offsetting increase in restricted cash during the nine months ended September 30, 2009 related to a collateral assignment of a $2,000 deposit account in connection with the Construction Loan Agreement with Great Western Bank.

During the years ended December 31, 2008 and 2007, net cash flows used in investing activities totaled $106,696 and $82,828, respectively. The increase in net cash used in investing activities as compared to the prior year was primarily attributable to the increase of $77,866 in capital expenditures, which primarily related to the construction of a wind tower manufacturing facility in Abilene, Texas and the partial construction of a wind tower manufacturing facility in Brandon, South Dakota at our Tower Tech subsidiary and the expansion of capacity through equipment additions at our Brad Foote subsidiary.

Cash paid for acquisitions, net of cash received decreased from $76,474 during the year ended December 31, 2007 to $23,016 during the year ended December 31, 2008. The decrease is primarily attributable to smaller acquisitions completed during 2008 as compared to 2007. In January 2008, we acquired EMS for $32,250, exclusive of $536 in acquisition-related costs. The purchase price consisted of $18,429 in cash and 1,629,834 in unregistered shares of our common stock at a price per share of $8.48. In June 2008, we acquired Badger for $11,811, exclusive of $184 in acquisition-related costs. The purchase price consisted of $5,811 in cash and 581,959 in unregistered shares of our common stock at a price per share of $10.31.

Capital expenditures are anticipated to be significantly lower during 2009 as compared to 2008 as a result of the completion of a significant number of capital projects during 2008. These capital projects included, among other things, significant investments in capacity and infrastructure in addition to equipment, machinery and transport vehicle expenditures.

As of December 31, 2008, we had firm capital commitments that come due in 2009 which approximated $12,711. As of September 30, 2009, $9,411 of the firm commitments have been funded and fulfilled. We plan to fund our remaining firm commitments through existing debt agreements.

Financing Cash Flows

During the years ended December 31, 2008 and 2007, net cash flows provided by financing activities totaled $118,526 and $87,964, respectively. The increase in net cash flows provided by financing activities was primarily attributable to approximately $117,389 in private equity placements completed during the year ended December 31, 2008, compared to $65,400 in private equity placements completed during the year ended December 31, 2007. To finance the purchase price of the EMS acquisition, we completed a private equity placement offering in January 2008 with TP and T25 for an aggregate amount of $17,225, or 2,031,250 shares of our unregistered common stock at a price per share of $8.48, pursuant to a previously disclosed Amended and Restated Securities Purchase Agreement. In addition, we completed transactions resulting in the sale of an aggregate of $100,500 of our unregistered common stock, of which $500, or 62,814 shares, was purchased by Charles H. Beynon, a member of our Board of Directors and an aggregate of $100,000, or 12,562,814 shares, were purchased by TCP, TP, T25 and TOF. Thomas Weisel Partners issued a fairness opinion in connection with these transactions.

Proceeds from lines of credit and notes payable decreased from $25,283 during the year ended December 31, 2007 to $9,273 during the year ended December 31, 2008, primarily as a result of a $25,000 related party note conversion by TP, TOF and TMF. In April 2008, TP, TOF and TMF each converted the original notional amount of their respective 9.5% related party note for an aggregate of 3,333,332 shares of our unregistered common stock. Accrued interest of $1,223 on the notes was paid by us to TP, TOF and TMF in cash on the date of conversion.

During the nine months ended September 30, 2008, net cash provided by financing activities totaled $119,068, compared to $1,264 during the nine months ended September 30, 2009. The decrease in net cash provided by financing activities as compared to the prior period was primarily attributable to the fact that we did not complete any equity offerings during the nine months ended September 30, 2009. During the nine months ended September 30, 2008, we completed a private equity placement in two tranches to TP, TOF, TCP and T25 for an aggregate of $100,000 for 12,562,814 shares of unregistered common stock at $7.96 per share. In January 2008, we also completed a private equity placement in the amount of $17,225 for 2,031,250 shares of unregistered common stock at $8.48 per share to TP and T25. Additionally, net cash provided by financing activities during the nine months ended September 30, 2009 decreased as a result of higher payments on lines of credit and notes payable as compared to the prior year. Payments on lines of credit and notes payable increased from $4,849 during the nine months ended September 30, 2008, to $8,312 during the nine months ended September 30, 2009. This increase was primarily attributable to higher debt repayments made to Bank of America due to amendments to the Debt Facilities (as defined below) during 2008 and 2009.

On November 10, 2008, Tontine filed a Schedule 13D with the SEC in which it announced its intention to explore alternatives for the disposition of its equity interest in the Company. Tontine has previously been the primary source of capital for acquisitions and expansion projects for us, and there can be no assurance that we will be successful in securing a replacement source of capital to continue our long-term growth plans.

We have completed much of our current capacity and infrastructure expansion projects, and in light of current market conditions we have turned our focus to optimizing current operations and liquidity needs, which is expected to result in improvements to operating cash flows. While we have also restructured some capital expenditure commitments with vendors, we expect the remaining capital expenditure commitments will be funded through operating cash, lease financing, and additional debt.

Credit Facilities

Brad Foote

In connection with our acquisition of Brad Foote in October 2007, we assumed outstanding debt and available lines of credit totaling approximately $25,500 under various secured debt facilities (the “Debt Facilities”) with Bank of America, as successor to LaSalle Bank. The Debt Facilities are governed by a Loan and Security Agreement dated as of January 17, 1997 (as previously amended and/or restated, the “Loan Agreement”).

Following a series of amendments to the Loan Agreement: (i) the interest rate under each of the Debt Facilities is the greater of (A) the London Interbank Offered Rate (“LIBOR”) plus 5% and (B) 7%; (ii) the maturity dates for the Debt Facilities range from January 15, 2011 to December 31, 2011; and (iii) the total amount outstanding under the Debt Facilities as of September 30, 2009 was approximately $17,797.

The Loan Agreement requires Brad Foote to comply with standard covenants, including certain financial covenants, and that we and Brad Foote provide certain financial reporting and periodically certify financial statements to Bank of America. Other covenants contained in the Loan Agreement include restrictions on Brad Foote’s ability to make distributions or dividends, incur indebtedness or make subordinated debt payments, as well as limitations on Brad Foote’s ability to make capital expenditures, any of which could ultimately affect our ability to undertake additional debt or equity financing. Certain of these covenants have been amended and/or restated or waived from time to time pursuant to various amendments to the Loan Agreement. Under the terms of the Third Omnibus

Amendment Agreement entered into between Brad Foote and Bank of America on August 7, 2009, the financial covenants in place for the fourth quarter of 2009 are summarized in the following tables:

As of the end of each fiscal quarter set forth below, Brad Foote is required to maintain a ratio of senior debt to trailing twelve month Brad Foote Adjusted EBITDA (which is defined as, with respect to our Brad Foote subsidiary, for the applicable period, net income plus interest charges, plus federal and state income taxes, plus depreciation and amortization expense, plus non-cash management compensation expense, plus all other non-cash charges, less the sum of unfinanced capital expenditures and income or loss attributable to equity in any affiliate or subsidiary to the extent included in determining net income for such period) of not greater than the ratio set forth below across from such period:

Period	Maximum Ratio
fiscal quarter ended March 31, 2009	3.4 to 1.0
fiscal quarter ended June 30, 2009	8.4 to 1.0
fiscal quarter ended September 30, 2009	7.25 to 1.0
fiscal quarter ended December 31, 2009 and each fiscal quarter thereafter	3.0 to 1.0

As of the end of each calendar month set forth below, Brad Foote is required to maintain a minimum cumulative total revenue commencing July 1, 2009 and ending on the last day of such calendar month of not less than the amount set forth below across from such month:

Period	Minimum Cumulative Revenue
July 2009	$5,425,000
August 2009	$9,850,000
September 2009	$14,120,000
October 2009	$19,400,000
November 2009	$24,425,000
December 2009	$29,600,000

Effective in January of 2010, the revenue covenant described above will be eliminated and the following covenants introduced:

As of the end of each fiscal quarter set forth below, Brad Foote is required to maintain a Cash Flow Coverage of not less than the ratio set forth below across from such periods. “Cash Flow Coverage” for these purposes is defined as the quotient of trailing twelve (12) month Brad Foote Adjusted EBITDA as of the end of such fiscal quarter over all scheduled payments of principal and interest on a trailing twelve (12) month basis (excluding non-cash capitalized interest) as of the end of such fiscal quarter.

Period	Minimum Ratio
fiscal quarter ended March 31, 2009	0.35 to 1.0
fiscal quarter ended June 30, 2009	N/A
fiscal quarter ended September 30, 2009	N/A
fiscal quarter ended December 31, 2009	N/A
fiscal quarter ended March 31, 2010 and each fiscal quarter thereafter	1.25 to 1.0

As of the end of each calendar month set forth below, Brad Foote is required to maintain a minimum cumulative Brad Foote Adjusted EBITDA commencing January 1 of the applicable calendar year and ending on the last day of such calendar month of not less than the amount set forth below across from such month in the applicable calendar year.

Period	Minimum Brad Foote Adjusted EBITDA 2009	Minimum Brad Foote Adjusted EBITDA 2010 and 2011
January	N/A	$1,046,000
February	N/A	$1,838,000
March	N/A	$2,571,000
April	N/A	$2,340,000
May	N/A	$3,312,000
June	N/A	$4,099,000
July	N/A	$4,940,000
August	N/A	$5,878,000
September	N/A	$6,982,000
October	N/A	$8,044,000
November	N/A	$8,835,000
December	N/A	$9,919,000

At September 30, 2009, taking into account the applicable amendments to the Loan Agreement, Brad Foote was in compliance with all applicable covenants in the Loan Agreement. Should we fail to meet one or more of the financial covenants, we would be in default on the loan. Upon the occurrence of an event of default under the Loan Agreement, Bank of America could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, which could trigger payment obligations under a Broadwind guarantee, and which could have a material adverse impact on our business. We intend to retire the Debt Facilities using a portion of the net proceeds from this offering.

Tower Tech

In October 2007, Tower Tech obtained a secured line of credit (the “ICB Line”) from Investors Community Bank (“ICB”) in the amount of $2,500, which was increased to $5,500 on March 21, 2008. The ICB Line is secured by substantially all of the assets of Tower Tech and RBA. Draws on the ICB Line bear interest at a variable rate equal to the greater of (A) 6.0% or (B) 0.50% above Prime. Pursuant to a Commercial Debt Modification Agreement dated as of October 22, 2008, Tower Tech and ICB extended the maturity date of the ICB Line to April 22, 2009. In connection with the extension, we provided re-executed guaranties to ICB for all debt owed by each of Tower Tech and RBA to ICB. In addition, Tower Tech re-executed its guaranty for debts owed by RBA to ICB, and RBA re-executed its guaranty for debts owed to ICB by Tower Tech. We anticipated that each of Tower Tech and RBA would be in violation of certain financial covenants relating to net worth and debt to net worth ratio as of December 31, 2008. Tower Tech and RBA each received waivers on December 29, 2008 from ICB for the anticipated violations. On March 13, 2009, ICB agreed to extend the maturity date of the ICB Line to March 13, 2010 (the “ICB Line Extension Agreement”). Pursuant to the ICB Line Extension Agreement, Tower Tech agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth.

Tower Tech is required to maintain two financial debt covenants with ICB. First, Tower Tech is required to maintain a minimum debt service coverage ratio of 1.25:1 tested quarterly using trailing 12 month financials. The coverage ratio is defined as the mathematical expression below measured with respect to Tower Tech:

net profit before taxes+depreciation and amortization+interest+impairment of goodwill principal payments and interest payments+capital lease obligations

Tower Tech is also required to maintain a minimum tangible net worth (defined as the amount by which its total assets exceed total liabilities but excluding goodwill and other intangible assets) to be tested as follows:

3/31/2009	$1.4 million
6/30/2009	$1.6 million
9/30/2009	$1.8 million
12/31/2009	$2.0 million

Tower Tech also agreed to maintain its primary deposit accounts with ICB and that no additional loans or leases would be entered into by Tower Tech without the prior approval of ICB. Any future noncompliance with our covenants under the ICB Line could result in an event of default which may allow ICB to accelerate the amounts due if we are unable to obtain waivers in respect of any such default. As of September 30, 2009, Tower Tech had $1,160 available for additional borrowing under the ICB Line.

On April 28, 2009 (the “Construction Loan Closing Date”), Tower Tech entered into a Construction Loan Agreement with Great Western Bank, pursuant to which Great Western Bank will provide up to $10,000 in financing (the “Construction Loan”) to fund construction of Tower Tech’s wind tower manufacturing facility in Brandon, South Dakota (the “Facility”). Also on the Construction Loan Closing Date, Great Western Bank agreed to advance $3,703, representing amounts previously paid by Tower Tech relating to construction of the Facility. Tower Tech anticipates making additional draws as needed until completion of the Facility.

The Construction Loan bears interest at a rate of 7.5% per annum on all advances. Tower Tech is required to make monthly payments of accrued and unpaid interest beginning June 5, 2009 and on the fifth day of each month thereafter, and must pay the outstanding principal and all accrued and unpaid interest on the maturity date, which is January 5, 2010, unless the Construction Loan is converted as described below. Tower Tech was also required to pay a $100 origination fee on the Construction Loan Closing Date.

The Construction Loan is secured by a first mortgage on the Facility and all fixtures, accounts and proceeds relating thereto, pursuant to a Mortgage and a Commercial Security Agreement, each between Tower Tech and Great Western Bank and entered into on the Construction Loan Closing Date. In addition, pursuant to an Assignment of Deposit Account entered into on the Construction Loan Closing Date, Tower Tech granted Great Western Bank a security interest in a $2,000 deposit account. The Company also executed a Commercial Guaranty and entered into a Subordination Agreement in connection with the Construction Loan, under which it has agreed to guarantee Tower Tech’s performance and to subordinate all intercompany debt with Tower Tech to the Construction Loan.

The Construction Loan may be accelerated under certain events of default (subject to applicable notice and cure provisions), including but not limited to: (i) failure to make any payment on the Construction Loan when due; (ii) failure to comply with or perform any covenants or conditions under the Construction Loan; (iii) failure to construct the Facility in accordance with the plans and specifications approved by Great Western Bank or in accordance with the construction contracts relating to the Facility; and (iv) cessation of construction of the Facility. The Construction Loan contains representations, warranties and covenants that are customary to a construction financing arrangement and contains no financial covenants.

Pursuant to a Letter Agreement dated as of the Construction Loan Closing Date among Great Western Bank, Tower Tech and Broadwind (the “Letter Agreement”), Tower Tech may, any time prior to January 1, 2010, convert the Construction Loan into a term loan for up to $6,500, with an interest rate not to exceed 8.5% per annum (the “Great Western Term Loan”). Tower Tech would be required to pay a 1.0% origination fee upon the conversion, and would be required to make monthly payments of principal and accrued interest over the life of the Great Western Term Loan, which would be not less than seventy-eight months. Following the conversion to the Great Western Term Loan, Great Western Bank would retain its security position in the collateral given as security for the Construction Loan, except for the deposit account assigned pursuant to the Assignment of Deposit Account, which would be released upon conversion. All other customary terms and conditions would be mutually agreed upon by Great Western Bank and Tower Tech at the time of conversion. As of September 30, 2009, Tower Tech had received proceeds of approximately $3,808 under the Construction Loan and had the availability to borrow an additional $6,192.

Badger

On March 13, 2009, Badger obtained a term loan (the “FNB Term Loan”) from First National Bank (“FNB”) in the amount of approximately $1,538. A portion of the proceeds from the FNB Term Loan was used to pay off Badger’s existing term loan and revolving line of credit with FNB, with the remainder available for working capital. The FNB Term Loan is secured by the inventory, accounts receivable and certain equipment of Badger. The FNB Term Loan bears interest at a rate of 6.75% per annum, matures on March 13, 2013, and is guaranteed by the Company. As of September 30, 2009, FNB Term Loan contained no financial covenants and the total amount of outstanding indebtedness under the FNB Term Loan was $1,367.

On September 30, 2009, Badger obtained from General Electric Capital Corporation a term loan (the “GE Capital Term Loan”) in the principal amount of approximately $1,000. The GE Capital Term Loan bears interest at a rate of 7.76% per annum, requires monthly payments of principal and interest, is secured by certain equipment of Badger and is scheduled to mature on September 30, 2014. As of September 30, 2009, the total amount of outstanding indebtedness under the GE Capital Term Loan was $990.

RBA

On April 7, 2008, RBA executed four (4) promissory notes in favor of ICB (the “ICB Notes”), in the aggregate principal amount of approximately $3,781, as follows: (i) a term note in the maximum principal amount of approximately $421, bearing interest at a per annum rate of 6.85%, with a maturity date of October 5, 2012; (ii) a term note in the maximum principal amount of $700, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; (iii) a term note in the maximum principal amount of $928, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; and (iv) a line of credit note in the maximum principal amount of $1,732, bearing interest at a per annum rate of 4.48% until May 1, 2008 and thereafter at LIBOR plus 1.75%, with a maturity date of April 5, 2009 (the “Line of Credit Note”). The ICB Notes provide for multiple advances, and are secured by substantially all of the assets of RBA.

On March 13, 2009, RBA and ICB extended the maturity date of the Line of Credit Note to March 13, 2010 (the “ICB Note Extension Agreement”). Pursuant to the ICB Note Extension Agreement, RBA established new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth (these covenants were subsequently modified by the parties on April 22, 2009, effective as of March 31, 2009).

As of the end of each fiscal quarter, RBA is required to maintain two financial debt covenants with ICB. First, RBA is required to maintain a minimum debt service coverage ratio of 1.25:1 tested quarterly using trailing 12month financials. The coverage ratio is defined as the mathematical expression below measured with respect to RBA:

net profit + depreciation + interest
principal payments and interest payments

RBA is also required to maintain a minimum tangible net worth (defined as the amount by which its total assets exceed total liabilities but excluding goodwill and other intangible assets) to be tested quarterly as follows:

3/31/2009	$1.4 million
6/30/2009	$1.6 million
9/30/2009	$1.8 million
12/31/2009	$2.0 million

RBA also agreed to reset the interest rate to Prime, with a floor of 5% and to maintain its primary deposit accounts with ICB and that no additional loans or leases shall be entered into by RBA without the prior approval of ICB. As of September 30, 2009, (i) the total amount of indebtedness outstanding under the ICB Notes was $3,386 and (ii) RBA had $32 available for additional borrowing under the Line of Credit Note.

Covenant Compliance

For each of the credit facilities described above, we were in compliance with all financial and other applicable loan covenants as of September 30, 2009.

Contractual Obligations

As of September 30, 2009, minimum future cash payments due under contractual obligations, including, among others, our debt and credit agreements, non-cancelable operating and capital lease agreements, and other long-term arrangements, were as follows:

	Remaining 2009	2010	2011	2012	2013	2014	2015 & Thereafter	Total
Debt and credit agreements(1)	$3,019	$18,841	$10,211	$4,124	$1,297	$174	$—	$37,666
Interest payments(2)	757	1,139	897	144	34	10	—	2,981
Operating lease obligations	1,515	4,850	4,642	3,966	2,615	2,060	5,422	25,070
Capital lease obligations(3)	359	1,425	1,377	1,211	955	—	—	5,327
Purchase commitments	3,300	3,564	—	—	—	—	—	6,864
Total contractual cash obligations	$8,950	$29,819	$17,127	$9,445	$4,901	$2,244	$5,422	$77,908

(1)                                  Debt and credit agreements represent the minimum future principal payments due under our outstanding contractual obligations.

(2)                                  Interest payments represent an amount calculated for expected future interest payments due under our outstanding debt and credit agreements. Assumptions used to derive these amounts were based upon current interest rates as of September 30, 2009, required minimum principal payments due, maturity of our debt and credit agreements, interest rate terms applicable to our outstanding variable interest rate debt and credit obligations per our contractual agreements. Actual interest payments could vary materially from those set out in this table.

(3)                                  Capital lease obligations include both the future principal and interest payments related to these agreements.

Debt and Credit Agreements

Debt and credit agreements include outstanding borrowings under our lines of credit, term notes related to vehicle and equipment purchases, and notes payable related to an escrow agreement settlement and a purchase agreement for manufacturing equipment.

Operating Lease Obligations

We lease the majority of our facilities and certain equipment under operating leases expiring at various dates through 2023. Lease terms generally range from two to 15 years with renewal options for extended terms. The amounts in the table above represent future minimum lease payments for non-cancelable operating leases.

Capital Lease Obligations

We have capital lease obligations related to certain manufacturing equipment and vehicles expiring at various dates through 2013. As of September 30, 2009, the balance of our outstanding capital lease obligations was approximately $5,327, which includes accrued interest of approximately $868.

Purchase Commitments

Purchase commitments represent building and equipment purchase contracts related to the construction of a new wind tower manufacturing facility and gearing equipment purchases.

Off-Balance Sheet Arrangements

During April 2009, Tower Tech entered into a sale-leaseback agreement with Varilease as described above, whereby Tower Tech sold certain equipment to Varilease in exchange for $2,935 in cash and agreed to lease the equipment back from Varilease for a certain period of time. The primary purpose of this arrangement was to provide additional liquidity for meeting working capital requirements. The lease agreement is for a three-year period with rental payments due monthly of $85. In addition, the sale of the assets resulted in a gain on disposition of $40, which will be amortized to other income in our statement of operations over the life of the operating lease.

During March 2009, Badger entered into two sale-leaseback agreements, which consisted of one capital and one operating lease. As part of these agreements, Badger sold certain equipment to a third party financing company in exchange for $570 in cash and agreed to lease the equipment back from the purchaser for a certain period of time. The primary purpose of these arrangements was to provide additional liquidity for meeting working capital requirements. Each lease agreement is for a four-year period with rental payments due monthly. In addition, the sale of the assets resulted in a gain on disposition of $38, which will be amortized to other income in our statement of operations over the life of the operating lease.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to financial market risks, which primarily include changes in interest rates on our variable rate obligations. We use various techniques to manage our market risk, including the use of derivative financial instruments. We do not use derivative financial instruments for speculative purposes.

Interest Rate Exposure

Following the repayment of a portion of our existing indebtedness using the net proceeds of this offering and the termination of certain interest rate swap agreements related to those borrowings, we do not expect to have any significant exposure to changes in interest rates.

Credit Risk Exposure

We are exposed to credit risk on our accounts receivable balances. Historically, our accounts receivable are highly concentrated with a select number of customers. During the years ended December 31, 2008, 2007 and 2006, sales to three or fewer customers accounted for approximately 72%, 70% and 97%, respectively, of consolidated revenues. Additionally, as of December 31 2008, 2007 and 2006, three or fewer customers comprised approximately 61%, 63% and 78%, respectively, of our outstanding accounts receivable balances.

Commodity Risk Exposure

We are dependent upon the supply of certain raw materials used in our production processes, and these raw materials are exposed to price fluctuations on the open market. The primary raw material used by us is steel. To reduce price risk caused by market fluctuations, we have incorporated price adjustment clauses in certain sales contracts. Management believes a hypothetical 10% change in the price of steel and other raw materials would not have a significant effect on our consolidated annual results of operations or cash flows because these costs are generally passed through to our customers.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion and analysis should be read in conjunction with our condensed consolidated financial statements and related notes included in Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and the audited consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K for the year ended December 31, 2008. Portions of this discussion and analysis, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements contained herein that are not historical fact may be deemed forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue,” “intend” or similar expressions. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include or relate to the following: (i) our plans to continue to grow our business through organic growth and integration of previous and future acquisitions; (ii) our beliefs with respect to the sufficiency of our working capital and our plans to evaluate alternate sources of funding if necessary; (iii) our expectations relating to the extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (iv) our ability to comply with loan covenants; (v) our expectations relating to construction of new facilities, expansion of existing facilities and sufficiency of our capacity to meet the demands of our customers and support expectations regarding our growth; (vi) our plans with respect to the use of proceeds from financing activities; (vii) our beliefs and expectations relating to the recent economic downturn and the potential impact it may have on our plans with respect to future remediation efforts; (viii) the anticipated benefits of our remediation efforts on the strength of our internal control processes and our plans with respect to future remediation efforts; (ix) our beliefs regarding the state of the wind energy market generally. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. We caution investors that many important factors have affected, and in the future could affect our actual results of operations and cause such results to differ materially from those anticipated in forward-looking statements made in this report and elsewhere by us or on our behalf. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results; and (x) those risks described from time to time in our reports to the Securities and Exchange Commission (including in our Annual Report on Form 10-K). As such, investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions that investors should take into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We do not intend to update publicly or revise any forward-looking statements.